Exhibit 99.1

Technitrol Reports 17% Year-over-year EPS Growth in Q407

- EPS before items up 30%

- 10%-12% operating profit growth seen in 2008

PHILADELPHIA--(BUSINESS WIRE)--Technitrol, Inc. (NYSE:TNL) reported revenues of $256.5 million for its fourth quarter ended December 28, 2007, in line with guidance issued in October 2007. Revenues were $257.1 million in the previous quarter and $236.1 million in the fourth quarter of 2006.

According to U.S. Generally Accepted Accounting Principles (GAAP), fourth-quarter net earnings from continuing operations were $16.8 million or $0.41 per diluted share, compared with $19.2 million, or $0.47 per share in the prior quarter and $14.4 million, or $0.35 per share in the fourth quarter of 2006. Excluding after-tax severance and asset-impairment expenses of $4.4 million ($0.11 per share), consistent with expectations and related primarily to previously announced relocation of automotive electronic component operations, earnings per diluted share in the fourth quarter were $0.52. On a comparable basis, adjusted net earnings were $0.51 per diluted share in the previous quarter and $0.40 in the year-ago quarter (See the attached “Non-GAAP Measures” table).

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings in the attached “Non-GAAP Measures” table) were $33.7 million in the fourth quarter of 2007, compared with $33.0 million in the previous quarter and $26.5 million in the fourth quarter of 2006.

Net cash at December 28, 2007 was $105.8 million (cash and equivalents of $116.3 million less debt of $10.5 million, of which approximately $3.0 million was retired in January), compared with $76.6 million (cash and equivalents of $99.6 million less debt of $23.0 million) at the end of the previous quarter. Technitrol’s capital spending in the fourth quarter of 2007 was approximately $6.7 million.

For fiscal 2007, Technitrol’s revenues were approximately $1.03 billion, compared with $954.1 million in fiscal 2006. GAAP earnings from continuing operations were $61.7 million, or $1.51 per diluted share, for the year, compared with $56.9 million, or $1.40 per diluted share, in fiscal 2006. Excluding severance and asset impairment expenses related primarily to transferring automotive component operations from high-cost locations to China, and other unusual items in both years, earnings per diluted share in 2007 were $1.88, compared with $1.69 per diluted share a year earlier (See “Non-GAAP Measures” table). Full-year capital spending totaled $21.6 million in 2007.

Segment Results

Technitrol’s Electronic Components Group designs and manufactures a wide variety of electronic components and modules. Revenues for the fourth quarter were $170.1 million, compared with $171.2 million in the prior quarter and $154.0 million in the fourth quarter of 2006. Fourth-quarter shipments reflected growing markets for wireless device and automotive components, offset by weaker demand for power-conversion and telecommunications products, particularly those related to European high-speed Internet applications due to temporary delays in service roll-outs. Compared with the fourth quarter of 2006, segment results in the most recent quarter included revenues of Radiall-Larsen Antenna Technologies, acquired late in 2006, and favorable effects of a stronger euro relative to the dollar.

GAAP operating profit for the Electronics Group in the fourth quarter was $14.9 million, compared with $17.0 million in the previous quarter and $10.9 million in the fourth quarter of 2006. Excluding pre-tax severance and asset-impairment expenses of $4.7 million related primarily to the previously announced transfer of automotive component manufacturing from high-cost European locations to the Group’s existing China facilities, fourth-quarter 2007 operating profit was $19.5 million, or 11.5% of revenues. On a comparable basis, operating profit was $18.9 million in the previous quarter (11.0% of revenues) and $13.2 million (8.6% of revenues) in the fourth quarter of 2006 (See “Non-GAAP Measures” table).

Fourth-quarter operating margin in the Electronics Group reflected progressively lower start-up expenses at a new plant in central China, and continuing improvement in the performance of automotive component operations and a shift in the networking components sales mix favoring higher-margin discrete products. Included in Electronics’ operating results were approximately $1.1 million in anticipated, but unproductive costs related to transferring automotive and power component manufacturing from Germany and Tunisia to China (Examples of such expenses include costs of global transfer teams, ocean freight for transferred inventory, sampling and prototype costs, space preparation, equipment calibration and process certification). Similar costs are expected in the first quarter of 2008. These automotive-related costs will continue throughout 2008, but will decline quarterly. The production transfer to China of power components acquired as part of the ERA acquisition resulted in additional fourth-quarter costs related to under-absorbed overhead. Transfer of this power component production is largely complete and similar expenses will be minimal, if any, in 2008.

Technitrol’s Electrical Contact Products Group manufactures a full range of electrical contacts, contact materials and contact assemblies. Fourth-quarter revenues were $86.4 million, compared with $85.9 million in the previous quarter and $82.1 million in the fourth quarter of 2006. The revenue increase from the prior quarter and prior-year quarter is primarily due to the translation effect of a stronger euro relative to the U.S. dollar. Continued weakness in North American markets was more than offset by strength in Europe, due primarily to heavy demand for automotive contacts and products used in high- and medium-voltage electrical gear for power generation and distribution infrastructure and other commercial and industrial applications.

Fourth-quarter 2007 GAAP operating profit was $5.3 million for the Electrical Group, compared with $5.8 million in the previous quarter and $6.1 million in the fourth quarter of 2006. Excluding modest expenses related to entity reorganizations in Europe, fourth-quarter operating profit was $5.6 million. By comparison, it was $5.8 million in the previous quarter and $6.3 million in the fourth quarter of 2006, excluding special items (See “Non-GAAP Measures” table). The Group expects that negative effects of North American markets on margins will be more than offset by a 2008 ramp-up of production from new outsourcing business, which is currently under way in Mexico.

Outlook

Based on conversations with and forecasts from major customers, Technitrol anticipates no significant changes in overall demand conditions (including automotive components and mobile device markets) in 2008. The company currently expects consolidated revenues for the year, excluding contributions resulting from the pending acquisition of Sonion A/S, to be generally comparable to 2007. However, year-over year growth in operating profit, excluding unusual items, is expected to be 10%-12%, driven by progressive cost reductions from transfer activities in the Electronic Components Group and better factory utilization in the Electrical Contact Products Group’s North American Operations due to consolidation activities and a ramp-up in production of incremental outsourced parts in Mexico.

In the first quarter, Technitrol expects consolidated revenues and operating profit, excluding restructuring and unusual items and the effects of the pending Sonion acquisition, to be similar to the fourth quarter, despite the above-mentioned unproductive transfer costs relating to automotive component production. The effective tax rate, excluding unusual items, is expected to be between 12% and 14%.

Technitrol does not plan to provide further outlook information until results are reported for the first quarter of 2008. In the absence of public announcements from Technitrol, changes in forecasts, positive or negative, from equity analysts are unofficial and should be considered with caution.

Technitrol’s acquisition of Sonion A/S is scheduled to close before the end of February 2008.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-Q report for the quarter ended September 28, 2007 in Item 2 under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).”

These risk factors include, but are not limited to, the following:

  Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.
  Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.
  An inability to adequately respond to changes in technology or customer needs may decrease our sales.
  If our inventories become obsolete, our future performance and operating results will be adversely affected.
  An inability to capitalize on our recent or future acquisitions may adversely affect our business.
  Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.
  An inability to identify additional acquisition opportunities may slow our future growth.
  If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.
  If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.
  Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.
  A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.
  Costs associated with precious metals and base metals may not be recoverable.
  Competition may result in lower prices for our products and reduced sales.
  Fluctuations in foreign currency exchange rates may adversely affect our operating results.
  Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.
  Shifting our operations between regions may entail considerable expense.
  Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.
  Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.
  Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.
  The unavailability of insurance against certain business risks may adversely affect our future operating results.
  Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Thursday, January 24, 2008 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on January 24, 2008 and concluding at midnight, January 31, 2008. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

	Quarter Ended		Twelve Months Ended
	12/28/07	12/29/2006	12/28/07	12/29/2006

Net sales	$256,518	$ 236,082	$1,026,555	$954,096
Cost of goods sold	195,940	186,218	793,570	735,006
Gross profit	60,578	49,864	232,985	219,090
Selling, general and administrative expenses	35,429	30,452	141,571	138,971
Severance and asset-impairment expenses	4,938	2,414	18,019	8,829
Operating profit	20,211	16,998	73,395	71,290

Interest expense, net	(765)	(782)	(3,641)	(5,328)
Other (expense) income, net	(691)	1,703	(334)	4,124
Net earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting change	18,755	17,919	69,420	70,086
Income taxes	2,034	3,312	7,507	11,680
Minority interest, net of income taxes	98	(189)	(256)	(1,511)
Net earnings from continuing operations before cumulative effect of accounting change	16,819	14,418	61,657	56,895
Cumulative effect of accounting change, net of income taxes	--	--	--	75
Net income from discontinued operations, net of income taxes	--	354	--	233
Net earnings	16,819	14,772	61,657	57,203

Basic earnings per share from continuing operations before cumulative effect of accounting change	0.41	0.35	1.52	1.41
Cumulative effect of accounting change, net of income taxes	--	--	--	0.00
Basic earnings per share from discontinued operations	--	0.01	--	0.01
Basic earnings per share	0.41	0.36	1.52	1.42

Diluted earnings per share from continuing operations before cumulative effect of accounting change	0.41	0.35	1.51	1.40
Cumulative effect of accounting change, net of income taxes	--	--	--	0.00
Diluted earnings per share from discontinued operations	--	0.01	--	0.01
Diluted earnings per share	0.41	0.36	1.51	1.41

Weighted average common and equivalent shares outstanding	40,855	40,738	40,794	40,594

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Twelve Months Ended
	12/28/07	12/29/06	12/28/07	12/29/06
Net sales
Electronic components	$170,149	$153,961	$671,569	$627,505
Electrical contact products	86,369	82,121	354,986	326,591
Total net sales	256,518	236,082	1,026,555	954,096
Operating profit
Electronic components	14,872	10,903	50,881	54,037
Electrical contact products	5,339	6,095	22,514	17,253
Total operating profit	20,211	16,998	73,395	71,290

FINANCIAL POSITION
(in thousands, except per-share amounts)	12/28/2007	12/29/06
	(unaudited)

Cash and equivalents	$116,289	$87,195
Trade receivables, net	164,859	160,083
Inventories	122,115	106,397
Other current assets	24,129	31,121
Fixed assets	97,767	107,346
Other assets	295,388	278,738
Total assets	820,547	770,880
Current portion of long-term debt	--	60
Short-term debt	--	1,771
Accounts payable	104,214	97,593
Accrued expenses	87,483	96,368
Long-term debt	10,467	57,331
Other long-term liabilities	45,996	27,637
Total liabilities	248,160	280,760
Minority interest	9,948	9,691
Shareholders' equity	562,439	480,429
Net worth per share	13.75	11.79
Shares outstanding	40,901	40,751

NON-GAAP MEASURES UNAUDITED)
(in thousands except per-share amounts)

1. EBITDA from continuing operations, excluding severance and asset-impairment expenses and accelerated depreciation

	Quarter Ended
	12/28/07	9/28/07	12/29/06

Net earnings	$16,819	$19,185	$14,772
Net earnings from discontinued operations	--	--	(354)
Minority interest	(98)	69	189
Income taxes	2,034	2,055	3,312
Interest expense, net	765	638	782
Other expense (income)	691	912	(1,703)
Depreciation and amortization	8,596	8,254	6,951
Impact of accelerated depreciation	--	--	115
EBITDA from continuing operations excluding accelerated depreciation	28,807	31,113	24,064
Severance and asset-impairment expenses	4,938	1,858	2,414

EBITDA from continuing operations excluding severance, asset-impairment expenses, and accelerated depreciation	33,745	32,971	26,478

2. Net earnings per diluted share from continuing operations, excluding severance, asset-impairment expense, benefit of retroactive tax adjustment, accelerated depreciation, purchase accounting adjustments and insurance settlement

	Quarter Ended			Fiscal Year Ended
	12/28/07	9/28/07	12/29/06	12/28/07	12/29/06

Net earnings per diluted share, GAAP	$0.41	$0.47	$0.36	$1.51	$1.41
Diluted earnings per share from discontinued operations	--	--	(0.01)	--	(0.01)
After-tax severance and asset-impairment expense, per share	0.11	0.04	0.05	0.40	0.18
Benefit of retroactive tax adjustment, per share	--	--	--	(0.05)	--
Impact of accelerated depreciation, purchase accounting adjustments and insurance settlement, per share	--	--	0.00	0.02	0.11
Net earnings per diluted share from continuing operations, excluding severance, asset-impairment expense, benefit of retroactive tax adjustment, accelerated depreciation, purchase accounting adjustments and insurance settlement	0.52	0.51	0.40	1.88	1.69
3. Segment operating profit excluding severance, asset-impairment expense, accelerated depreciation and purchase accounting adjustments

	Quarter Ended
	12/28/07	9/28/07	12/29/06

Electronic components operating profit, GAAP	$14,872	$17,045	$10,903
Pre-tax severance and asset-impairment expense	4,663	1,858	2,206
Pre-tax impact of accelerated depreciation	--	--	115
Electronic components operating profit, excluding severance, asset-impairment expense and accelerated depreciation	19,535	18,903	13,224

Electrical contact products operating profit, GAAP	5,339	5,814	6,095
Pre-tax severance and asset-impairment expense	275	--	210
Electrical contact products operating profit, excluding severance and asset-impairment expense	5,614	5,814	6,305

1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2008 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol, Inc.
David Stakun, 215-355-2900